Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-269575) on Form S-8 and registration statement (No. 333-275880) on Form F-3 of our report dated April 26, 2024, with respect to the consolidated financial statements of Atour Lifestyle Holdings Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Shanghai, China

April 26, 2024